US DATA AUTHORITY, INC.

                              EMPLOYMENT AGREEMENT

         AGREEMENT, made as of March 2", 2000 by and between US DATA AUTHORITY, INC., a Florida corporation hereinafter referred to as the Company", having its principal place of business at 2234 North Federal Highway, Boca Raton, Florida 33431, arid DOMNICK F. MAGGIO, hereinafter referred to as the "Employee', currently residing at 1400 NW 9th Avenue, Unit 21, Boca Raton, Florida 33486.

 BACKGROUND INFORMATION

         The Company wishes to secure the employment services of the Employee for a definite period of time and upon the particular terms and conditions hereinafter set forth. The Employee is willing to be so employed, but understands that financial compensation may be delayed. Accordingly, the parties agree as foIlows,

 OPERATIVE PROVISIONS

 EMPLOYMENT AND TERM

 The Company hereby employs Employee and the latter hereby accepts employment by the Company for the two-year period commencing March 2, 2000 (the "Commencement Date") and expiring March 2, 2002. This Employment Agreement will be renewed for a two (2) year term on the third anniversary of the Commencement Date if both parties are in agreement After the initial two (2) year renewal term, providing notice of intent to terminate has not been given by either party as provided herein below this employment shall be automatically extended for unlimited successive lone year periods unless it is terminated during the duration of any such period, whether initial or extended, by the occurrence of one of the events described in Section 8. Hereof, or at the end of any such period (subject to extension by operation of the disability provisions contained in Section 8.) by one party furnishing the other with written notice, at least 90 days prior to the expiration of such period, of an intent to terminate this agreement upon the expiration of such period.

 I.     DUTIES AND PLACE OF PERFORMANCE.

 A. Duties. During the term of this agreement, whether initial or extended, the Employee shall render to the Company services as Interim President reporting directly to the Board of Directors and Executive Committee and shall perform such duties as may be designated by him and as set forth in Exhibit 'A' attached and incorporated herein.

 Employee will be asked to undertake a reasonable amount of travel on behalf of the Company. However, this should not be excessive. During such period, the Employee shall devote his fall atterition, time and energies to the business and affairs of the Company, and will use his best efforts to promote the interests and reputation of the Company.

 B. Place of Performance. In connection with his employment by the Company, the Employee shall be based at the Company's principal executive offices in Boca Raton, Florida unless the Board of Directors deem it necessary to move the corporate headquarters, or the control of the Company is sold and new owners direct a move outside the Boca Raton-Fort Lauderdale Area at which time the Employee may elect at his sole discretion to terminate this Agreement If the Employee elects to move with the Company, the Company will promptly pay (or reimburse the Employee for) all reasonable moving expenses incurred by the Employee relating to a change in his principal residence in connection with any such location of the Company's principal executive offices, and will indemnify the Employee against any loss realized in the sale of his principal residence in connection with any change of residence.

 II.   COMPENSATION

 A. Deferred Base Compensation. When Company is fully funded, for the services to be rendered by the Employee under this agreement, the Company shall pay him, while he is rendering such services and performing his duties hereunder, and the Employee shall accept as full payment for such service, a base compensation of $125,000 per year for the first year following the Commencement Date (inclusive of any amounts subject to federal or state employment related withholding requirements). This amount shall be deferred until such time as the Company has equity investment. At such time, compensation shall be payable in arrears in equal installments on the last business day of each month occurring during the period of employment, on a weekly basis or otherwise as the parties may agree. After the initial year of employment, the Board of Directors of the Company may adjust the Employees base Wary (but not below $125,000) in accordance with sound business practices.

 D. Incentive Bonus Additionally, Employee will be entitled to an incentive bonus based on his performance and that of the corporation pursuant to an incentive bonus on one percent (I %) of the Company's Profit before EBITDA as shown in the following formula:

 First  $5 million in sales - $ 50,000
   Second $5 million in sales - $ 50,000
     Third    $5 million in sales - $ 50,000
       Fourth S5 million in sales - $ 50,000

 This incentive bonus will be paid in cash or the company's stock, at the Employees sole discretion. If the Employee chooses to be paid in stock, the amount of stock issued will be based an 80% of the market (average bid (asked)) price on the day the Employee exercises his option to be paid in stock. As long as the Employee is an employee of the Company there will be no time limit restriction on the Employee exercising this stock option except for the Employee having already received the cash bonus. If the company terminates the Employee for any reason other than cause, and the Company has reached at least 50% of the first plateau in sales, the Employee will be given a prorata share of bonus on termination.

 C. Sign on Bonus. On execution of this Employment Agreement the Employee will receive shares equaling no less than 4.444 percent (%) of US DATA AUTHORITY, INC. restricted NON DILUTABLE common stock.

 D. Business Expenses The Employee will be reimbursed for all reasonable business expenses as documented and approved by the President that may be incurred in carrying out his duties on behalf of the Company, including but not limited to membership dues of professional associations, attendance at seminars and conventions, continuing education and profession subscription.

 III.    VACATION; FRINGE BENEFITS.

 The Employee shall be entitled to three (3) weeks of fully paid vacation during the initial and each extended of this agreement. He shall not be entitled to receive monetary or other valuable consideration for vacation time to which he is entitled but does not take. The timing of vacation periods shall be within the discretion of the Company, reasonably exercised so as not to unnecessarily inconvenience the Employee.

 During his period of employment hereunder, the Employee shall further be entitled to such leave by reason of physical or mental disability or incapacity and to such participation in medical and life insurance, pension benefits, disability and other fringe benefit plans as the Company may make generally available to all of its executive level employees from time to time; subject, however, as to such plans, to such budgetary constraints or other limitations as may be imposed by the Board of Directors of the Company from time to time.

 IV.     PROPRIETARY INTERESTS.

         During of after the expiration of his term of employment with the Company, the Employee shall not communicate or divulge to, or use for the benefit of, any individual, association, partnership, trust, corporation or other entity except the Company, any proprietary information of the Company received by the Employee by virtue of such employment without first being in receipt of the Company's written consent to do so.


 V.      RESTRICTIVE COVENANT.

 During the term of his employment hereunder and for the two year period following the termination thereof for any reason other than the Company's discontinuance of activities; an adjudication of the Company's material breach of any of its obligations set forth in Sections 1-4, inclusive; or a termination of the Employee by the Company under the provisions of subparagraph
 d. (2) of Section 8 herein below, the Employee shall not, directly or indirectly, engage in or become an owner of, render any service to, enter the employment of, or represent or solicit for any business which competes with any activity of the Company conducted at any time during the Employee's period of employment and which is located in any country in which the Company shall maintain any sales, marketing or manufacturing activity. The parties expressly agree that the duration and geographical area of this restrictive covenant are reasonable.

 This covenant shall be construed as an agreement independent of any other provision herein, and the existence of any claim or cause of action of the Employee against the Company regardless of how arising, shall not constitute a defense to the enforcement by the company of its terms. If any portion of the covenant is held by a court of law to be unenforceable with respect either to its duration or geographical area, for whatever reason, it shall be considered divisible both as to time and geographical areas, so that each month of the specified period shall be deemed a separate period of time and each country a separate geographical area, resulting in an intended requirement that the longest lesser period of time or largest lesser geographical area found by such court to be a reasonable restriction shall remain an effective restrictive covenant, specifically enforceable against the Employee.

 VI. REMEDIES FOR BREACH OF EMPLOYEE'S OBLIGATIONS.

 The parties agree that the services of the Employee are of a personal, specific, unique and extraordinary character and cannot be readily replaced by the Company. They further agree that in the course of performing his services, the Employee will have access to various types of proprietary information of the Company, which, if released to others or used by the Employee other than for the benefit of the Company, in either case without the Company's consent, could cause the Company to suffer irreparable injury. Therefore, the obligations of the Employee established under Sections 5 and 6 hereof shall be enforceable both at law and in equity, by injunction, specific performance, damages or other remedy; and the right of the Company to obtain any such remedy shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof.

 VII. MODIFICATION AND TERMINATION.

 A. Modification. This Agreement may be amended or modified only with the mutual written consent of the parties, and in its present form consists of the entire agreement between the parties.

 B. Termination - General. This Agreement is subject to termination by either party prior to the expiration of its initial or any extended term, upon delivery to the other party of written notice of such intention, which notice shall be deemed to result in termination in 90 days if given by the company and 30 days if given by Employee after its receipt, The Company will have the right following such receipt of termination to accelerate the effective date of termination but retaining the obligation to pay Employee his compensation due for the full 90 days if terminated by the Company or 30 days if terminated by the Employee.

     If terminated by the Company Employee will be paid severance pay equivalent to one (1) month of his base salary for each two (2) months worked for the Company with a maximum severance of twelve (12) months and a minimum of six.
 (6) months. Severance pay will be given if employee is terminated for reasons other than cause; as set forth below, and/or if them is a change in control in the ownership of the Company, and as a result of such change of ownership,

 Employee is terminated by the Company. If not terminated during such a change of ownership, Employee would still be eligible for severance pay if his salary is materially reduced or adversely affected at any time within six (6) months following such change in ownership his title, duties and responsibilities are materially diminished during such six (6) month period or the corporate headquarters is moved outside the Tampa Bay Area and he elects to terminate as set forth in Section 2(b).

 C. By Death or Disability In the event of the Employee's death, his base compensation otherwise due for the succeeding two full calendar months following his death shall be paid to his Beneficiary. In the event of his disability, for the period ending on the last business day of the third calendar mouth following the occurrence of such disability, the Employee shall be paid his base compensation (reduced by any amount received by the Employee under the terms of any disability insurance policy maintained by the Company at its sole expense); thereafter, for the succeeding three month period, he shall be paid 50% of such compensation (similarly reduced); and thereafter, until he either returns to full-time active service or is terminated, he shall be treated as being on an authorized but unpaid leave of absence.

 D. For Cause.

 If, in the judgment of the Company's Board of Directors, reasonably exercised, such termination's is due to

 (i)     the Employee's willful misconduct or gross negligence;

 (ii) his conscious disregard of his obligations hereunder or of any other duties reasonably assigned his by the Company;
 (iii)   His repeated conscious violation of any provision of the

Company's by laws or of its other stated policies, standards or regulations;

 (iv)   his commission of any act involving moral turpitude or

 (v) a determination that he has demonstrated a dependence upon any addictive substance, including alcohol, controlled substances, narcotics or barbiturates; then, upon termination, he shall be entitled to receive severance pay in an amount equal to 2% of his annul base compensation.

 As a condition precedent to the Company's right to terminate this Agreement for one of the causes specified in the preceding sentence which requires a repeated action or omission by the Employee (clauses (i), (ii) and (iii)), there shall have been created by the Company and furnished to the Employee, within the 60 day period immediately following Commission of the proscribed act or omission, a written description thereof and a statement advising his that the Company views such conduct as being of the type which could lead to a termination of this Agreement under the provisions of this Section (d). Further, if the Company seeks to terminate this Agreement on the basis of clause (iii), it must be able to demonstrate that the Employee has been furnished with a copy of the by-law provision, or of the policy, standard or regulation, which he is being accused of having violated, at a time prior to the alleged commission of the violation.

 If such termination is for a cause (the nature of which may be arbitrarily determined) other than as specified in subparagraph (1) above, he shall be entitled to receive an amount equal to 4% of his annual base compensation.

 E. Payment of Termination Compensation: Continued Effectiveness of Certain Obligations. Any compensation due the Employee as a result of the premature termination of his employment status shall be paid to his upon termination as one lump sum. No termination or expiration of this agreement, whether consummated by action of either party or by operation of the terms hereof shall relieve the Employee from his continued performance of the obligations established under Sections 5.and 6.hereof.

 F. Life and Disability Insurance Coverage. If termination of this Agreement is due to any reason other than death, the Employee shall have the right, subject to receiving approval of the Company (which shall not be unreasonably withheld), to purchase any policy of insurance on his life or insuring against his disability which is owned by the Company, the exercise of which right shall be made by notice furnished to the Company within 30 days subsequent to the date of termination. The purchase price of each policy of life insurance shall be the sum of its interpolated terminal reserve value (computed as of the closing date) and the proportional part of the gross premium last paid before the closing date which covers any period extending beyond that date; or if the policy to be purchased shall not have been in force for a period sufficient to generate an interpolated terminal reserve value, the price shall be an amount equal to all net premiums paid as of the closing date. The purchase price of each disability income policy shall be the sum of its cash value and the proportional part of the gross premium last paid before the closing date, which covers any period extending beyond that date. The purchase of any insurance policy by the Employee shall be closed as promptly as may be practicable after the giving of notice, in no event to exceed 30 days therefrom.

 G. INDEBTEDNESS OF EMPLOYEE. If, during the course of his employment, Employee becomes indebted to the Company for any reason, the Company shall, if it so elects, have the right to set-off and to collect any sums due it from the Employee out of any amounts which it may owe to the Employee for unpaid compensation, In the event that this Agreement terminates for any reason, all sums owed by the Employee to the Company shall become immediately due and payable.

 H. MISCELLANEOUS PROVISIONS.

     (i) Nonasssignability. Neither this agreement nor any right or interest hereunder shall be assignable by the Employee, his Beneficiary of his legal representatives except as otherwise expressly provided herein.

     (ii) Enforceability: If any term or condition or this agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this agreement, and such term or condition except to such extent or in such application, shall not be valid and enforced to the fullest extent and in the broadest application permitted by law.

     (iii) Notice: All notices or other communications required or permitted to be furnished pursuant to this agreement shall be in writing and shall be considered as properly furnished if hand delivered, mailed from within the United States by certified or registered mail, or sent by prepaid telegram to the recipient party at the address appearing in the preamble to this agreement or to such other address as any such party may have designated by like notice forwarded to the other party hereto. Change of address notices shall be deemed furnished when received. All other notices shall be deemed furnished when mailed, telegraphed or hand delivered.

     (iv) Application of Florida Law: This agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Venue shall be deemed located in Palm Beach County, Florida.

     (v) Counterparts: This agreement may be executed by any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (vi) Binding Effect: Each of the provisions and agreements herein contained shall be binding upon and enure to the benefit of the personal representatives, devisees, heirs, successors, transferees and assigns of the respective parties hereto.

     (vii) Beneficiary: As used herein, the term "Beneficiary" shall mean the person or persons (who may be designated contingently or successively and who may be an entity other than an individual, including including an estate or trust) designated on a written form prescribed by the Board of Directors to receive the expiration of agreement or death benefits described in Section 8. above. Each Beneficiary designation shall be effective only when filed with the secretary of the Company during the Employee's lifetime. Each Beneficiary designation filed with the Secretary will cancel all designations previously so filed.

 If the Employee fails to properly designate a Beneficiary or if the Beneficiary predeceases the Employee or dies before complete distribution of the benefit has been made, the Company shall distribute the benefit (or balance thereof) to the surviving spouse of the Employee or if he be then deceased to the Employee's estate.

 IN WITNESS WHEREOF, the parties herein have hereunto executed this Agreement on this, the 2nd day of March 2000.

 Attest:                                       US DATA AUTHORITY, INC.

 By:  ________________________________         By:  ____________________________
                                                    Alan Weiss
                                                    President


  Witnesses:                                   EMPLOYEE

  ____________________________________         By:  ____________________________
                                                    Dominick F. Maggio